Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-258386

Prospectus Supplement
(To Prospectus dated August 9, 2021)

1,300,000 Shares of Common Stock

Pre-Funded Warrants to Purchase up to 1,150,000 Shares of Common Stock

Up to 1,150,000 Shares of Common Stock underlying such Pre-Funded Warrants

We are offering to a single institutional investor 1,300,000 shares of our common stock, par value $0.001 per share (“Common Stock”), pre-funded warrants to purchase up to 1,150,000 shares of Common Stock (the “Pre-Funded Warrants”) and the shares of Common Stock underlying the Pre-Funded Warrants in this offering through this prospectus supplement and the accompanying prospectus.

In a concurrent private placement, we are issuing to the same institutional investor warrants to purchase up to an aggregate of 3,675,000 shares of Common Stock (the “Purchase Warrants”). Each Purchase Warrant will have an exercise price of $1.36 per share and will be exercisable beginning six months and one day from the date hereof (the “Initial Exercise Date”) for a period of five years from the Initial Exercise Date. The Purchase Warrants and the shares of our Common Stock issuable upon the exercise of the Purchase Warrants are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act of 1933, as amended, or the Securities Act and Rule 506(b) promulgated thereunder, and they are not being offered pursuant to this prospectus supplement and the accompanying prospectus. The Purchase Warrants issued in the concurrent private placement will not be listed for trading on any national securities exchange.

There is no established trading market for the Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for the Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “PRSO.” The last reported sale price of our Common Stock on November 25, 2022 was $1.36 per share.

As of November 25, 2022, the aggregate market value of our outstanding Common Stock held by non-affiliates was approximately $20.3 million, based on 12,773,912 shares of Common Stock and 9,106,876 exchangeable shares (which are exchangeable for shares of Common Stock on a 1:1 basis) of which approximately 11,139,045 shares were held by non-affiliates, and a price of $1.36 per share, which was the last reported sale price of our Common Stock on The Nasdaq Stock Market, LLC on November 25, 2022. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell the securities described in this prospectus in a public primary offering with a value exceeding more than one-third (1/3) of the aggregate market value of our Common Stock held by non-affiliates in any twelve (12)-month period, so long as the aggregate market value of our outstanding Common Stock held by non-affiliates remains below $75,000,000. During the twelve (12) calendar months prior to and including the date of this prospectus supplement, we have not offered or sold any securities pursuant to General Instruction I.B.6 of Form S-3.

Investing in our Common Stock involves risk. See "Risk Factors" beginning on page S-7 of this prospectus supplement.

	Per Share	Per Pre-Funded Warrant	Total
Offering Price	$1.00	$0.99	$2,438,500.00

Placement Agent Fees (1)	$0.07	$0.0693	$170,695.00

Proceeds to us before offering expenses	$0.93	$0.9207	$2,267,805.00

(1)

Includes a cash fee of 7.0% of the aggregate gross proceeds in this offering. In addition, we have agreed to reimburse The Benchmark Company, LLC for certain offering-related expenses. For a discussion of the compensation payable to The Benchmark Company, LLC see "Plan of Distribution."

We have retained The Benchmark Company, LLC to act as our sole placement agent in connection with this offering. The placement agent has agreed to use its best efforts to place the securities offered by this prospectus supplement. We have agreed to pay the placement agent the fee set forth in the table above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Placement Agent

The date of this prospectus supplement is November 28, 2022

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. If the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the placement agent has not, authorized anyone else to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, along with the information contained in any permitted free writing prospectuses we have authorized for use in connection with this offering.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should read both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus, before investing in our securities.

Unless the context indicates otherwise, all references in this prospectus to “Peraso,” “we,” “us,” “our company” and “our” refer to Peraso Inc. and its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, those incorporated by reference under “Risk Factors” below.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or similar terms.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors under the section titled “Risk Factors” and a variety of other factors, including, without limitation, statements about our future business operations and results, the market for our technology, our strategy and competition.

Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus supplement and the accompanying prospectus may not occur.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information related to our business. Since it is a summary, this section may not contain all the information that you should consider before investing in our Common Stock. You should carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in each one, including the "Risk Factors" section.

Our Business

Overview

Peraso Inc., together with its subsidiaries (“Peraso,” the “Company,” “we,” “our” or “us”), is a fabless semiconductor company focused on the development and sale of: i) semiconductor devices and modules based on our proprietary semiconductor devices and ii) performance of non-recurring engineering, or NRE, services and licensing of intellectual property, or IP. Our primary focus is the development of millimeter wavelength, or mmWave, wireless technology, for the 60 Gigahertz, or GHz, spectrum and for 5G cellular networks, or 5G. Our mmWave products enable a range of applications, such as 5G with low latency and high reliability, as well as multi-gigabit, mmWave links over 25 kilometers. Our mmWave product address consumer applications, such as wireless video streaming and untethered augmented reality and virtual reality, or AR/VR. We also have a line of memory-denominated integrated circuits for high-speed cloud networking, communications, security appliance, video, monitor and test, data center and computing markets that deliver time-to-market, performance, power, area and economic benefits for system original equipment manufacturers, or OEMs.

Business Combination

We were formerly known as MoSys, Inc., or MoSys. On September 14, 2021, we and our subsidiaries, 2864552 Ontario Inc. and 2864555 Ontario Inc., entered into an Arrangement Agreement, or the Arrangement Agreement, with Peraso Technologies Inc., or Peraso Tech, a privately-held corporation existing under the laws of the province of Ontario, to acquire all of the issued and outstanding common shares of Peraso Tech, or the Peraso Shares, including those Peraso Shares to be issued in connection with the conversion or exchange of secured convertible debentures and common share purchase warrants of Peraso Tech, as applicable, by way of a statutory plan of arrangement, or the Arrangement, under the Business Corporations Act (Ontario). On December 17, 2021, following the satisfaction of the closing conditions set forth in the Arrangement Agreement, the Arrangement was completed, and we changed our name from MoSys to “Peraso Inc.” and began trading on The Nasdaq Stock Market, or the Nasdaq, under the symbol “PRSO.” Certain previous shareholders of Peraso Tech elected to convert their common stock of Peraso Tech into exchangeable shares in 2864555 Ontario Inc., one of our wholly-owned subsidiaries. These exchangeable shares, which can be converted into Common Stock of ours at the option of the holder, are similar in substance to our Common Stock.

Our Products

We are a fabless semiconductor company specializing in the development of millimeter wave, or mmWave, which is generally described as the frequency band from 24 Gigahertz, GHz, to 300GHz, wireless technology. We derive revenue from selling our 60GHz and 5G semiconductor devices and modules and performance of non-recurring engineering services. We also manufacture and sell high-performance memory semiconductor devices for a wide range of markets and receives royalties from licensees of our memory technology.

Our primary business focus is on the development and sale of our mmWave wireless technology. mmWave is generally described as the frequency band from 24 GHz to 300 GHz. There are two industry standards that incorporate mmWave technology for wireless communications: (1) IEEE 802.11ad/ay; and (2) 3GPP Release 15-17 (commonly referred to as 5G). PerasoTech has developed and continues to develop products that conform to these standards. To date, we have not sold a minimal amount of 5G products.

mmWave ICs

Our first mmWave product line operated in the 60 GHz band and conformed to the IEEE 802.11ad standard. This product line included a baseband IC, several variations of mmWave radio frequency, or RF, ICs, as well as associated antenna technology. The second product line is currently in development and addresses the 5G mmWave opportunity. Given our extensive experience in the development of mmWave technology, 5G mmWave, is a logical adjacent market.

The first market that was targeted was the 60GHz IEEE 802.11ad market. Our 60GHz IEEE802.11ad products had two very important advantages over traditional 2.4GHz / 5GHz Wi-Fi products: very high data rates (up to 4.5 Gb/s) and low latency (less than 5ms). The first application that had traction was outdoor broadband. This included applications such as point-to-point, orPtP, backhaul links or fixed wireless access using point-to-multipoint links, or PtMP. Products using the 60GHz band are for this market. Since the spectrum is unlicensed (free), wireless carriers can provide services without having to spend significantly on wireless spectrum. We are a leading supplier of semiconductors in the PtP and PtMP markets. We are currently shipping to leading equipment suppliers in this space, as well as directly to service providers who are building their own equipment. We believe we bring certain advantages to the market. First, our products support the spectrum from 66 GHz to 71 GHz. These are often referred to as channels 5 and 6 in the 802.11ad/ay specifications. The key advantage in supporting these channels is that the signals are able to propagate much further than channels 1-4; this is a result of significantly lower oxygen absorption at frequencies above 66 GHz. To date, our customers have achieved links in the range of 25 kilometers, which is substantially longer than any 60 GHz links in the past.

In the indoor area, the 802.11ad technology is ideal for high speed, low latency video applications. In an indoor situation, our products can support 3 Gb/s links with under 5ms of latency. Example applications include:

•AR/VR links between the headset and the video console;

•USB video cameras for corporate video conferencing;

•Wireless security cameras; and

•Smart factory safety and surveillance.

We are a leader in the manufacturing of mmWave devices and have pioneered a high-volume mmWave production test methodology using standard low cost production test equipment. It has taken us several years to refine performance of this production test methodology, and we believe this places us in a leadership position in address operational challenges of delivering mmWave products into high-volume markets.

Modules

In the second half of 2021, we augmented our business model to produce and sell complete mmWave modules. The primary advantage provided by a module is the silicon and the antenna are integrated into a single device. A differentiating characteristic of mmWave technology is that the RF amplifiers must be as close as possible to the antenna to minimize loss. By providing a module, Peraso can guarantee the performance of amplifier/antenna interface which simplifies the RF design engineering, facilitating more opportunities for new companies that have not provided RF type systems as well as shortening the time to market for new products. It is possible for third parties to provide module products, but, because we have significant, proprietary mmWave antenna IP, we can provide a highly-competitive solution as we own and produce the module components.

Acceleration and other IC products

Our memory products comprise our Accelerator Engine ICs, which include our Bandwidth Engine and  quad-partition rate SRAM memory ICs.

Bandwidth Engine

The Bandwidth Engine is a memory-dominated IC that was designed to be a high-performance companion IC to packet processors and is targeted for high-performance applications where throughput is critical. While the Bandwidth Engine primarily functions as a memory device with a high-performance and high-efficiency interface, it also can accelerate certain processing operations by serving as a co-processor element. Our Bandwidth Engine ICs combine: (1) our proprietary high-density, high-speed, low latency embedded memory, (2) our high-speed serial interface technology, or SerDes, (3) an open-standard interface protocol and (4) intelligent access technology. We believe an IC combining our 1T-SRAM memory and serial interface with logic and other intelligence functions provides a system-level solution and significantly improves overall system performance at lower cost, size and power consumption. Our Bandwidth Engine ICs can provide up to and over 6.5 billion memory accesses per second externally and 12 billion memory accesses per second internally, which we believe is more than three times the performance of current memory-based solutions. They also can enable system designers to significantly narrow the gap between processor and memory IC performance. Our customers that design Bandwidth Engine ICs onto the line cards in their systems will re-architect their systems at the line-card level and use our product to replace traditional memory solutions. When compared with existing commercially available solutions, our Bandwidth Engine ICs may:

•	provide up to four times the performance;

•	reduce power consumption by approximately 50%;

•	reduce cost by greater than 50%; and

•	result in a dramatic reduction in IC pin counts on the line card.

Our Bandwidth Engine 2 IC products contain 576 megabits, or Mb, of memory and use a SerDes interface with up to 16 lanes operating at up to 12.5Gbps per lane. We have been shipping our Bandwidth Engine 2 IC products since 2013. We expect these products to be a significant revenue source for the foreseeable future.

Our Bandwidth Engine 3 IC products contain 1152Mb of memory and use a SerDes interface with up to 16 lanes operating at up to 25Gbps per lane. Our Bandwidth Engine 3 ICs target support for packet-processing applications with up to five billion memory single word accesses per second, as well as burst mode to enable full duplex buffering up to 400 Gbps for ingress, egress and oversubscription applications. The devices provide benefits of size, power, pin count, and cost savings to our customers.

QPR

Our quad partition rate, or QPR, family of low cost, ultra-high speed SRAM memory devices optimized for FPGA-based systems. Our QPR memory technology features an architecture that allows for parallel accesses to multiple partitions of the memory simultaneously and allows access of up to 576 bits per read or write cycle. The QPR device includes four independent partitions per input/output and each partition functions as a stand-alone random-access SRAM. The high-performance interface, larger density and the multiple partitions work together to support multiple independent functional blocks within an FPGA with one QPR device. Our MSQ220 and MSQ230 QPR devices are ideally suited for random-access applications. We also offer an optional FPGA RTL memory controller to simplify the interface to its high capacity 567Mb or 1Gb devices. We also offer an RTL memory controller that presents an SRAM-like interface to simplify the QPR design effort.

The target applications are FPGA-based and include a broad range of markets, including test and measurement, 5G networks, router, switching, security, computational storage, database acceleration, Big Data, aerospace and defense, advanced video, high-performance computing, machine learning and AI and other data-driven areas.

LineSpeed Flex PHYs

Our LineSpeed Flex family of 100G physical interface layer (PHY) devices are designed to support industry standards and includes gearbox, multi-link gearbox and high density clock data recovery, or retimer devices designed to enable Ethernet and optical transport networking line card applications to support the leading electrical and optical interfaces.

IP Licensing

mmWave

Historically, we have generated revenues from licensing our mmWave technologies to customers and partners, at times in conjunction with the performance of NRE services.

1T-SRAM

Historically, we licensed our IT-SRAM memory technology on a worldwide basis to semiconductor companies, electronic product manufacturers, foundries, intellectual property companies and design companies. Most of these licensees incorporated our technology into ICs that they sold to their customers, and, in the case of IT-SRAM licenses, pay a royalty to us for each IC shipped that incorporates our technology.

Virtual Accelerator Engine IP

On August 5, 2022, we entered into a Technology License and Patent Assignment Agreement, or the Agreement, with Intel Corporation, Intel, pursuant to which Intel (i) licensed from us on an exclusive basis certain memory software and technology assets related to our Virtual Accelerator Engine Stellar packet classification platform IP, including our graph memory engine technology, and any roadmap variant, in the form existing as of the date of the Agreement, or the Licensed Technology; (ii) acquired from us certain patent applications and patents owned by us, or the Assigned Patents; and (iii) assumed the Professional Services Agreement, dated March 24, 2020, between Fabulous Inventions AB. In connection with the Agreement, four employees of ours accepted employment with Intel, and we terminated the services of five consultants.

As consideration for us to enter into the Agreement, Intel agreed to pay us $3,062,500 at the closing of the transaction, or the Closing, and $437,500 upon the satisfaction by us, as mutually agreed upon by the parties in good faith, of certain release criteria set forth in the Agreement relating to various due diligence activities of Intel regarding the Licensed Technology, or the Release Criteria. We agreed to work together in good faith with Intel so as to ensure that the Release Criteria is satisfied by us no later than six months following the Closing.

Subsequent to the Closing, we ceased all development of our Virtual Accelerator Engine IP and discontinued our Programmable HyperSpeed Engine IC product, which historically had not been a significant source of revenue.

Available Information

We were founded in 1991 and reincorporated in Delaware in 2000. Our website address is www.peraso.com. The information in our website is not incorporated by reference into this report. Through a link on the Investor section of our website, we make available our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after they are filed with, or furnished to, the Securities and Exchange Commission, or SEC. You can also read any materials submitted electronically by us to the SEC on its website (www.sec.gov), which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us.

THE OFFERING

Issuer:	Peraso Inc.

Common Stock offered:	1,300,000 shares of our Common Stock.

Pre-Funded Warrants offered:

We are also offering the Pre-Funded Warrants to purchase up to 1,150,000 shares of Common Stock in lieu of shares of Common Stock because the purchase of shares of Common Stock in this offering would otherwise result in the investor, together with its affiliates, beneficially owning more than 9.99% of our outstanding Common Stock immediately following the consummation of this offering. Each Pre-Funded Warrant is exercisable for one share of our Common Stock at an exercise price of $0.01 per share. The Pre-Funded Warrants are exercisable immediately upon issuance and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. This prospectus supplement and the accompanying base prospectus also relate to the offering of the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants.

Shares of Common Stock outstanding after the offering:

14,073,912 shares (assuming no exercise of the Pre-Funded Warrants).  Assuming all of the Pre-Funded Warrants were immediately exercised, there would be 15,223,912 shares of our Common Stock outstanding after this offering.

Trading symbol:

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “PRSO.”  There is no established trading market for the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Pre-Funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Use of proceeds:

We estimate that we will receive net proceeds of approximately $2.1 million from this offering, after deducting placement agent fees and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including working capital.

Concurrent Private Placement:

In a concurrent private placement, we are issuing to the purchaser Purchase Warrants to purchase 3,675,000 of our common shares at an exercise price of $1.36 per share. We will receive gross proceeds from the concurrent private placement transaction solely to the extent such warrants are exercised for cash. The Purchase Warrants and the shares of Common Stock issuable upon the exercise of the Purchase Warrants are not being offered pursuant to this prospectus supplement and the accompanying prospectus. See “Private Placement Transaction”, below.

Risk factors:

Investing in our securities involves substantial risks. You should carefully review and consider the “Risk Factors” section of this prospectus supplement beginning on page S-[●] and page 6 of the accompanying prospectus, and the other information in this prospectus supplement for a discussion of the factors you should consider before you decide to invest in this offering.

The number of shares of Common Stock to be outstanding immediately before and after this offering is based on 12,773,912 shares of Common Stock outstanding as of November 25, 2022, and excludes, as of such date:

•	9,106,876 shares of Common Stock issuable upon the exchange of exchangeable shares;
•	1,504,678 shares of Common Stock issuable upon exercise of outstanding stock options;
•	1,370,088 shares of Common Stock issuable upon vesting of restricted stock units;
•	1,438,944 shares of Common Stock available for future issuance under the Company’s 2019 Stock Incentive Plan;
•	33,125 shares of Common Stock issuable upon exercise of warrants dated July 2017 at $47.00 per share; and
•	100,771 shares of Common Stock issuable upon exercise of warrants dated October 2018 at $2.40 per share.

Additionally, unless otherwise stated, all information in this prospectus supplement:

•	assumes no exercise of the Pre-Funded Warrants or the Purchase Warrants;
•	assumes no exercise of outstanding options and warrants to purchase Common Stock, and no issuance of shares available for future issuance under our equity compensation plans; and
•	reflects all currency in United States dollars.

RISK FACTORS

        An investment in our Common Stock is risky. Prior to making a decision about investing in our Common Stock, you should carefully consider the risks discussed below, together with all of the other information contained in this prospectus supplement and the accompanying prospectus, or otherwise incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described below or in our filings with the SEC or any such additional risks and uncertainties actually occur, our business, results of operations, cash flows and financial condition could be materially and adversely affected. In that case, the trading price of our Common Stock could decline, and you might lose all or part of your investment.

Risks Relating to this Offering and our Securities

You will experience immediate and substantial dilution as a result of this offering as well as immediate dilution in the net tangible book value per share of the common stock purchased in the offering.

Since the offering price of our Common Stock in this offering is substantially higher than the net tangible book value per share of our outstanding Common Stock outstanding prior to this offering, you will suffer dilution in the book value of the Common Stock you purchase in this offering or obtain upon exercise of the Pre-Funded Warrants. The exercise of outstanding stock options and warrants, including Purchase Warrants sold in in a private placement concurrently with this offering, or the conversion or exchange of other securities, may result in further dilution of your investment. See the section titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase shares in this offering.

Management will have broad discretion as to the use of the proceeds from this offering, and may not use the proceeds effectively.

We cannot specify with certainty the particular uses of the net proceeds we will receive from this offering, and these uses may vary from our current plans. Our management will have discretion in the application of the net proceeds, including for working capital and general corporate purposes as described in “Use of Proceeds.” Accordingly, you will have to rely upon the judgment of our management with respect to the use of the proceeds. Our management may spend a portion or all of the net proceeds from this offering in ways that holders of our Common Stock may not desire or that may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value.

There is no public market for the Pre-Funded Warrants being sold in this offering or the Purchase Warrants being sold in a private offering concurrently with this offering.

There is no established public trading market for the Pre-Funded Warrants being offered in this offering or the Purchase Warrants being offered in a private placement concurrently with this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Pre-Funded Warrants or the Purchase Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Pre-Funded Warrants and the Purchase Warrants will be limited.

Any holder of the Pre-Funded Warrants and Purchase Warrants will have no rights as a common stockholder until such holder exercises its Pre-Funded Warrant and/or Purchase Warrants and acquires our Common Stock.

Until the holder of each Pre-Funded Warrant and Purchase Warrant exercises its Pre-Funded Warrant and/or Purchase Warrant and acquires shares of our Common Stock, such holder will have no rights with respect to the shares of our Common Stock underlying such Pre-Funded Warrants or Purchase Warrants except as expressly set forth in such warrants. Upon exercise of their respective Pre-Funded Warrants or Purchase Warrants, the holder will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

A significant holder or beneficial holder of our Common Stock may not be permitted to exercise the Pre-Funded Warrants or Purchase Warrants that it holds.

A holder of Pre-Funded Warrants and/or Purchase Warrants will not be entitled to exercise any portion of the Pre-Funded Warrants or Purchase Warrants that, upon giving effect to such exercise, would cause the aggregate number of shares of our Common

Stock beneficially owned by such holder (together with its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the holder for purposes of Section 13(d) of the Exchange Act) to exceed 4.99% of the total number of then issued and outstanding shares of Common Stock, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants or Purchase Warrants and subject to such holder’s rights under the Pre-Funded Warrants and Purchase Warrants to increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from such holder to us; provided that the investor has elected to use a beneficial ownership limitation equal to 9.99% already in connection with the Pre-Funded Warrants. As a result, an investor may not be able to exercise Pre-Funded Warrants or Purchase Warrants for shares of our Common Stock at a time when it would be financially beneficial to do so. In such a circumstance, a holder could look to sell the Pre-Funded Warrants or Purchase Warrants to realize value, but a holder may be unable to do so in the absence of an established trading market.

There is no established public trading market for the Pre-Funded Warrants being offered in this offering or Purchase Warrants being sold in a private offering concurrently with this offering.

There is no established public trading market for the Pre-Funded Warrants being offered in this offering or Purchase Warrants being sold in a private offering concurrently with this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list such warrants on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the warrants will be limited.

Resales of our Common Stock in the public market may cause the market price of our Common Stock to fall.

Sales of a substantial number of shares of our Common Stock could occur at any time. The issuance of new shares of our Common Stock could result in resales of our Common Stock by our current stockholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our Common Stock.

This offering may cause the trading price of our Common Stock to decrease.

The price per share, together with the number of shares of Common Stock and Pre-Funded Warrants we propose to issue and ultimately will issue if this offering is completed and/or the number of Purchase Warrants being sold concurrently herewith, may result in an immediate decrease in the market price of our Common Stock. This decrease may continue after the completion of this offering.

If we do not maintain a current and effective prospectus relating to the Common Stock issuable upon exercise of the Purchase Warrants, holders may exercise such Purchase Warrants on a “cashless basis.”

If we do not maintain a current and effective prospectus relating to the shares of Common Stock issuable upon exercise of the Purchase Warrants at the time that holders wish to exercise such warrants, they will be able to exercise them on a “cashless basis”. As a result, the number of shares of Common Stock that holders will receive upon exercise of the Purchase Warrants will be fewer than it would have been had such holders exercised their Purchase Warrants for cash. Under the terms of the Purchase Agreement, we have agreed to file a registration statement to register the Warrant Shares, as soon as practicable (and in any event within 15 calendar days of the date of the Purchase Agreement), and cause such registration statement to become effective within a certain period of time following the closing date of this offering and to keep such registration statement effective until the investor holds no Purchase Warrants or shares of Common Stock issuable upon exercise thereof. However, we cannot assure you that we will be able to do so. If the Purchase Warrants are exercised on a “cashless” basis, we will not receive any consideration from such exercises.

Provisions of the Purchase Warrants could discourage an acquisition of us by a third party.

Certain provisions of the Purchase Warrants being sold in a private offering concurrently with this offering could make it more difficult or expensive for a third party to acquire us. The Purchase Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Purchase Warrants. Further, the Purchase Warrants provide that, in the event of certain transactions constituting “fundamental transactions,” with some exception, holders of such warrants will have the right, at their option, to require us to repurchase such warrants at a price described in such warrants. These and other provisions of the Purchase Warrants could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

There may be future sales of our Common Stock, which could adversely affect the market price of our Common Stock and dilute a stockholder’s ownership of Common Stock.

The exercise of (a) any options granted to executive officers and other employees under our equity compensation plans and (b) of any warrants, and other issuances of our Common Stock could have an adverse effect on the market price of the shares of our Common Stock. Other than the restrictions set forth in the section titled “Plan of Distribution,” we are not restricted from issuing additional shares of Common Stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive shares of Common Stock, provided that we are subject to the requirements of the Nasdaq Capital Market (which generally requires stockholder approval for any transactions which would result in the issuance of more than 20% of our then outstanding shares of Common Stock or voting rights representing over 20% of our then outstanding shares of stock). Sales of a substantial number of shares of our Common Stock in the public market or the perception that such sales might occur could materially adversely affect the market price of the shares of our Common Stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Accordingly, our stockholders bear the risk that our future offerings will reduce the market price of our Common Stock and dilute their stock holdings in us.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing our shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock in future transactions may be higher or lower than the price per share in this offering.

A substantial number of shares of our Common Stock may be sold in this offering, which could cause the price of our Common Stock to decline.

In this offering, we are offering shares of Common Stock, which represent approximately 16% of our outstanding Common Stock as of November 25, 2022 after giving effect to the sale of the shares of Common Stock and Pre-Funded Warrants, excluding our exchangeable shares, and assuming the full exercise of such Pre-Funded Warrants, and when including the Purchase Warrants being sold in a private offering concurrently with this offering, and the shares of Common Stock issuable upon exercise thereof, that number increases to approximately 32% of our outstanding Common Stock as of November 25, 2022, excluding our exchangeable shares. These sales and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock on the Nasdaq Capital Market. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares of Common Stock for sale will have on the market price of our Common Stock.

Future sales of our Common Stock could cause our stock price to decline.

If our stockholders sell substantial amounts of our Common Stock in the public market, the market price of our Common Stock could decrease significantly. The perception in the public market that our stockholders might sell shares of our Common Stock could also depress the market price of our Common Stock. Up to $100,000,000 in total aggregate value of securities have been registered by us on a “shelf” registration statement on Form S-3 (File No. 333-258386) that we filed with the Securities and Exchange Commission on August 2, 2021, and which was declared effective on August 9, 2021. When including securities sold in this offering, there is an aggregate of over $97.5 million in securities which will be eligible for sale in the public markets from time to time, subject to the requirements of Form S-3, which limits us, until such time, if ever, as our public float exceeds $75 million, from selling securities in a public primary offering under Form S-3 with a value exceeding more than one-third of the aggregate market value of the Common Stock held by non-affiliates of the Company every twelve months. Additionally, if our existing stockholders sell, or indicate an intention to sell, substantial amounts of our Common Stock in the public market, the trading price of our Common Stock could decline significantly. The market price for shares of our Common Stock may drop significantly when such securities are sold in the public markets. A decline in the price of shares of our Common Stock might impede our ability to raise capital through the issuance of additional shares of our Common Stock or other equity securities.

Potential volatility of the price of our Common Stock could negatively affect your investment.

We cannot assure you that there will continue to be an active trading market for our Common Stock. Historically, the stock market, as well as our Common Stock, has experienced significant price and volume fluctuations. The closing market price for our Common Stock has varied between a high of $5.07 on December 12, 2021, and a low of $1.28 on November 21, 2022, in the twelve-month period ended November 25, 2022. During this time, the price per share of Common Stock has ranged from an intra-day low of $1.25 per share to an intra-day high of $5.19 per share. Market prices of securities of technology companies can be highly volatile and frequently reach levels that bear no relationship to the operating performance of such companies. These market prices generally are not sustainable and are subject to wide variations. If our Common Stock trades to unsustainably high levels, it is likely that the market price of our Common Stock will thereafter experience a material decline. As a result of fluctuations in the price of our Common Stock, you may be unable to sell your shares at or above the price you paid for them. In addition, if we seek additional financing, including through the sale of equity or convertible securities, such sales could cause our stock price to decline and result in dilution to existing stockholders.

In addition, the stock markets in general, and the markets for semiconductor stocks in particular, have experienced significant volatility that has often been unrelated to the financial condition or results of operations of particular companies. These broad market fluctuations may adversely affect the trading price of our Common Stock and, consequently, adversely affect the price at which you could sell the shares that you purchase in this offering. In the past, following periods of volatility in the market or significant price declines, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects.

Provisions of our certificate of incorporation and bylaws or Delaware law might delay or prevent a change-of-control transaction and depress the market price of our stock.

Various provisions of our certificate of incorporation and bylaws might have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of our company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our Common Stock. Certain of these provisions eliminate cumulative voting in the election of directors, limit the right of stockholders to call special meetings and establish specific procedures for director nominations by stockholders and the submission of other proposals for consideration at stockholder meetings.

We are also subject to provisions of Delaware law which could delay or make more difficult a merger, tender offer or proxy contest involving our company. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless specific conditions are met. Any of these provisions could have the effect of delaying, deferring or preventing a change in control, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our Common Stock.

Under our certificate of incorporation, our board of directors may issue up to a maximum of 20,000,000 shares of preferred stock without stockholder approval on such terms as the board might determine. The rights of the holders of Common Stock will be subject to, and might be adversely affected by, the rights of the holders of any preferred stock that might be issued in the future.

If we fail to maintain compliance with the continued listing requirements of the Nasdaq Stock Market, our Common Stock may be delisted and the price of our Common Stock and our ability to access the capital markets could be negatively impacted.

Our Common Stock currently trades on the Nasdaq Stock Market under the symbol “PRSO.” This market has continued listing standards that we must comply with in order to maintain the listing of our Common Stock. The continued listing standards include, among others, a minimum bid price requirement of $1.00 per share and any of: (i) a minimum stockholders’ equity of $2.5 million; (ii) a market value of listed securities of at least $35.0 million; or (iii) net income from continuing operations of $500,000 in the most recently completed fiscal year or in the two of the last three fiscal years. Our results of operations and fluctuating stock price directly impact our ability to satisfy these continued listing standards. In the event we are unable to maintain these continued listing standards, our Common Stock may be subject to delisting from the Nasdaq Stock Market.

If we were to be delisted, we would expect our Common Stock to be traded in the over-the-counter market which could adversely affect the liquidity of our Common Stock. Additionally, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our Common Stock;

•	a reduced amount of analyst coverage;

•	a decreased ability to issue additional securities or obtain additional financing in the future;

•	reduced liquidity for our stockholders;

•	potential loss of confidence by customers, collaboration partners and employees; and

•	loss of institutional investor interest.

USE OF PROCEEDS

       We estimate that we will receive net proceeds of approximately $2.1 million from this offering, after deducting placement agent fees and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for our operations, including the development of our 5G products, and working capital and general corporate purposes. We may also use the net proceeds from this offering to acquire and invest in complementary products, technologies or businesses; however, we currently have no agreements or commitments to complete any such transaction.

CAPITALIZATION

The following table sets forth our capitalization as September 30, 2022:

●	on an actual basis; and
●

on an as adjusted basis to give effect to (a) the issuance and sale by us of 1,300,000 shares of Common Stock and Pre-Funded Warrants to purchase up to 1,150,000 shares of Common Stock, after deducting the estimated private placement fee and commissions and estimated offering expenses payable by us, and assuming the full exercise of the Pre-Funded Warrants for cash; and (b) the issuance and sale by us of Purchase Warrants exercisable for 3,675,000 shares of Common Stock in the concurrent private placement.

You should read this table together with our financial statements and the related notes, and our most recent “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which have been incorporated by reference into this prospectus supplement.

The table and discussion above are based on 12,757,102 shares of Common Stock outstanding as of September 30, 2022, and excludes, as of such date:

•	9,111,801 shares of Common Stock issuable upon the exchange of exchangeable shares;
•	1,513,819 shares of Common Stock issuable upon exercise of outstanding stock options;
•	1,228,722 shares of Common Stock issuable upon vesting of restricted stock units;
•	1,592,195 shares of Common Stock available for future issuance under the Company’s 2019 Stock Incentive Plan;
•	33,125 shares of Common Stock issuable upon exercise of warrants dated July 2017 at $47.00 per share; and
•	100,771 shares of Common Stock issuable upon exercise of warrants dated October 2018 at $2.40 per share.

DILUTION

        Our unaudited net tangible book value as of September 30, 2022 was ($11.7) million, or ($0.54) per share. We calculate net tangible book value per share by dividing our net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our Common Stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of Common Stock in this offering and the pro forma net tangible book value per share of common stock immediately after giving effect to this offering.

        After giving effect to the sale by us of (i) 1,300,000 shares of Common Stock at an offering price of $1.00 per share of Common Stock, and (ii) Pre-Funded Warrants to purchase up to 1,150,000 shares of Common Stock at an offering price of $0.99 per Pre-Funded Warrant, for aggregate gross proceeds of approximately $2.45 million in this offering, after deducting the placement agent’s fees and expenses, and assuming the full exercise of the Pre-Funded Warrants for cash, resulting in the issuance of 1,150,000 shares of our Common Stock, but excluding the exercise of the Purchase Warrants, our pro forma net tangible book value as of September 30, 2022 would have been approximately $13.9 million, or $.57 per share. This represents an immediate increase in pro forma net tangible book value of $0.03 per share to existing stockholders and an immediate dilution of $0.43 per share to new investors purchasing our shares in this offering.

The following table illustrates this per share dilution to the new investor purchasing the securities in this offering:

Public offering price per share		$1.00
Historical net tangible book value per share as of September 30, 2022	$0.54
Increase in pro forma net tangible book value per share attributable to the investors purchasing shares in this offering	$0.03
Pro forma net tangible book value per share as of September 30, 2022, after giving effect to this offering		$0.57
Dilution per share to the investors in this offering		$0.43

The table and discussion above are based on 21,868,903 shares of Common Stock outstanding as of September 30, 2022, which, for purposes of this table, includes 9,111,801 shares of Common Stock issuable upon the exchange of exchangeable shares, and excludes, as of such date:

•	1,513,819 shares of Common Stock issuable upon exercise of outstanding stock options;
•	1,228,722 shares of Common Stock issuable upon vesting of restricted stock units;
•	1,592,195 shares of Common Stock available for future issuance under the Company’s 2019 Stock Incentive Plan;
•	33,125 shares of Common Stock issuable upon exercise of warrants dated July 2017 at $47.00 per share; and
•	100,771 shares of Common Stock issuable upon exercise of warrants dated October 2018 at $2.40 per share.

DESCRIPTION OF SECURITIES WE ARE OFFERING

In this offering, we are offering 1,300,000 shares of our Common Stock and Pre-Funded Warrants to purchase up to 1,150,000 shares of Common Stock.

Common Stock

The material terms and provisions of our Common Stock are described under the caption “General Description of Securities That We May Sell – Description of Capital Stock - Common Stock” starting on page 7 of the accompanying base prospectus.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which will be filed as an exhibit to our Current Report on Form 8-K. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

The term “pre-funded” refers to the fact that the purchase price of our Common Stock in this offering includes almost the entire exercise price that will be paid under the Pre-Funded Warrants, except for a nominal remaining exercise price of $0.01. The purpose of the Pre-Funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 9.99% of our outstanding Common Stock following the consummation of this offering the opportunity to make an investment in the Company without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of our Common Stock which would result in such ownership of more than 9.99%, and receive the ability to exercise their option to purchase the shares underlying the Pre-Funded Warrants at such nominal price at a later date.

Duration and Exercise Price. Each Pre-Funded Warrant offered hereby has an initial exercise price per share equal to $0.01. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price.

Exercisability. The Pre-Funded Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the Pre-Funded Warrants in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the Pre-Funded Warrants at closing to have their Pre-Funded Warrants exercised immediately upon issuance and receive shares of Common Stock underlying the Pre-Funded Warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 9.99% of the outstanding Common Stock. No fractional shares of Common Stock will be issued in connection with the exercise of a Pre-Funded Warrant. In lieu of fractional shares, we will either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Cashless Exercise. In lieu of making the cash payment otherwise contemplated to be made to us upon exercise of a Pre-Funded Warrant in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrants.

Transferability. Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Pre-Funded Warrants.

Fundamental Transaction. In the case of certain fundamental transactions affecting the Company, a holder of Pre-Funded Warrants, upon exercise of such Pre-Funded Warrants after such fundamental transaction, will have the right to receive, in lieu of shares of the Company’s Common Stock, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had the Pre-Funded Warrants been exercised immediately prior to such fundamental transaction.

PRIVATE PLACEMENT TRANSACTION

In a concurrent private placement (the “Private Placement Transaction”), we are selling to the single institutional investor in this offering the Purchase Warrants to purchase an aggregate of 3,675,000 shares of our Common Stock.

The Purchase Warrants and the shares of our Common Stock issuable upon the exercise of the Purchase Warrants are not being registered under the Securities Act, are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. Accordingly, a holder may only sell shares of Common Stock issued upon exercise of the Purchase Warrants pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

        Description of Purchase Warrants.    The Purchase Warrants are exercisable beginning six months and one day from the date hereof, and at any time thereafter up to the date that is five years from the date when first exercisable, at which time any unexercised Purchase Warrants will expire and cease to be exercisable. The Purchase Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise. If a registration statement registering the issuance of the shares of Common Stock underlying the Purchase Warrants under the Securities Act is not then effective or available, the holder may exercise the warrant through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Purchase Warrant. No fractional shares of Common Stock will be issued in connection with the exercise of a Purchase Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

A holder will not have the right to exercise any portion of the Purchase Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or on election of the holder, 9.99%) of the number of shares of our stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Purchase Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

The initial exercise price per share of Common Stock purchasable upon exercise of the Purchase Warrants is $1.36 per share of Common Stock. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock.

In the case of certain fundamental transactions affecting the Company, a holder of Purchase Warrants, upon exercise of such Purchase Warrants after such fundamental transaction, will have the right to receive, in lieu of shares of the Company’s Common Stock, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had the Purchase Warrants been exercised immediately prior to such fundamental transaction. In lieu of such consideration, a holder of Purchase Warrants may instead elect to receive a cash payment based upon the Black-Scholes value of their Purchase Warrants.

PLAN OF DISTRIBUTION

Pursuant to an engagement letter, we have engaged The Benchmark Company, LLC, or Benchmark, as our exclusive placement agent for this offering. Benchmark is not purchasing or selling any shares, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of shares other than the use their “best efforts” to arrange for the sale of securities by us. Therefore, we may not sell the entire amount of securities being offered. Benchmark may engage one or more sub-agents or selected dealers to assist with the offering.

We have entered into a securities purchase agreement, or the Purchase Agreement, directly with the investor in connection with this offering, and we will only sell to investors who have entered into the Purchase Agreement.

We expect to deliver the securities being offered pursuant to this prospectus supplement on or about November 30, 2022

Upon the closing of this offering, we will pay Benchmark a cash transaction fee equal to 7.0% of the gross proceeds to us from the sale of the shares of Common Stock and Pre-Funded Warrants in the offering. We have also agreed to pay Benchmark up to $75,000 of fees and expenses of its legal counsel. We estimate the total expenses of this offering, which will be payable by us, excluding the placement agent fees and expenses, will be approximately $355,000.

We have agreed to indemnify Benchmark and specified other persons against certain liabilities relating to or arising out of Benchmark’s activities under the engagement letter and to contribute to payments that Benchmark may be required to make in respect of such liabilities.

Benchmark may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, Benchmark would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by Benchmark acting as principal. Under these rules and regulations, Wainwright:

•	may not engage in any stabilization activity in connection with our securities; and

•

may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

From the date of the Purchase Agreement until 90 days after the closing of this offering, the provisions of the Purchase Agreement generally prohibit us from issuing or agreeing to issue shares of Common Stock or common stock equivalents other than under equity compensation plans, outstanding rights to acquire Common Stock or common stock equivalent, or in connection with certain strategic transactions.

Pursuant to the terms of the Purchase Agreement, we are also prohibited from (i) entering into an at-the-market, or ATM, offering, that is an offering of Common Stock into its existing trading market for the Common Stock at a price or prices related to the then-market price of the Common Stock, within six months after the date of the Purchase Agreement and (ii) issuing or agreeing to issue shares of Common Stock or common stock equivalents that are variable until the earlier of 12 months after the date of the Purchase Agreement or the date the investor no longer holds any Pre-Funded Warrants or Purchase Warrants.

From time to time, Benchmark may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they may receive customary fees and commissions. However, we have no present arrangements with Benchmark for any further services.

The transfer agent for our shares of Common Stock is Equiniti Trust Company.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “PRSO.”

Lock-Up Agreements

Each of our executive officers and directors have agreed, subject to certain exceptions, not to dispose of or hedge any shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock during the period from the date of the lock-up agreement continuing through the 90 days after the closing of this offering, except with Benchmark’s prior written consent. Each executive officer and director shall be immediately and automatically released from all restrictions and obligations under the lock up agreement in the event that he or she ceases to be a director or officer of our company and has no further reporting obligations under Section 16 of the Exchange Act.

LEGAL MATTERS

The validity of the issuance of shares of Common Stock offered hereby will be passed upon for us by Mitchell Silberberg & Knupp, LLP, New York, New York. Arent Fox Schiff, LLP, Washington, DC, is acting as counsel for the placement agent in connection with this offering.

EXPERTS

The consolidated financial statements of Peraso, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, incorporated in this prospectus supplement by reference to Peraso Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, have been so incorporated in reliance on the report  of Weinberg & Company, P.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. In addition, we have filed with the SEC a Registration Statement on Form S-3, of which this prospectus supplement and the accompanying prospectus is a part, under the Securities Act, with respect to the shares of Common Stock offered hereby. You may read and obtain copies at prescribed rates of any document that we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022;

(b)	our Current Reports on Form 8-K filed with the SEC on February 25, 2022, March 8, 2022, March 10, 2022, April 29, 2022, May 9, 2022, August 8, 2022, August 15, 2022 and November 15, 2022;

(c)

our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, respectively filed with the SEC on May 13, 2022, August 15, 2022, and November 14, 2022; and

(d)

the description of our Common Stock contained in the “Description of Securities” filed as Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022.

In addition, all filed information contained in reports and documents filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of filing the registration statement that includes the accompanying prospectus and prior to the filing of a post-effective amendment to the registration statement containing the accompanying prospectus, which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus and to be a part thereof from the respective dates of filing of such documents.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Peraso Inc.
2309 Bering Dr.
San Jose, CA 95131
(408) 418-7500
Attention: Chief Financial Officer

        In addition, you may obtain a copy of these filings from the SEC as described above in the section entitled “Where You Can Find More Information.”

MoSys, Inc.

$100,000,000

Common Stock

Preferred Stock

Warrants

Units

Subscription Rights

We may offer from time to time:

•	Shares of our common stock;
•	Shares of our preferred stock;
•	Warrants to purchase our common stock or preferred stock;
•	Units; and
•	Subscription rights.

We may offer from time to time to sell the securities described in this prospectus separately or together in any combination, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of any such offering.

The securities we offer will have an aggregate public offering price of up to $100,000,000. We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any prospectus supplement carefully before you invest.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “MOSY.” The last reported sales price of our shares of common stock on July 28, 2021 was $4.73 per share.

Investing in any of our securities involves a high degree of risk. Please read carefully the section entitled “Risk Factors” on page 5 of this prospectus and the “Risk Factors” section contained in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 9, 2021.

In this prospectus, “MoSys,” “we,” “us” and “our” refer to MoSys, Inc. and its subsidiaries.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with information that differs from what is contained or incorporated by reference in this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer of solicitation in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, even though this prospectus may be delivered or shares may be sold under this prospectus on a later date.

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC or the Commission, using a “shelf” registration process. Under the shelf process, we may, from time to time, issue and sell to the public any or all of the securities described in the registration statement in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices, and terms of the securities we offer. The prospectus supplement also may add, update, or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering. If there is any inconsistency between the information in this prospectus and the information in the accompanying prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Where You Can Find More Information.”

We may sell the securities to or through underwriters, dealers, or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. A prospectus supplement, which we will provide each time we offer securities, will provide the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission, or discount arrangements with them.

Special Note Regarding Forward-Looking Statements

Some of the statements in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, those incorporated by reference under “Risk Factors” below.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or similar terms.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors incorporated by reference under the heading “Risk Factors” below and a variety of other factors, including, without limitation, statements about our future business operations and results, the market for our technology, our strategy and competition and the widespread outbreak of contagious diseases, including the outbreak in 2020 of a respiratory illness caused by a novel coronavirus known as COVID-19.

Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus may not occur.

Our Company

We are a fabless semiconductor company focused on the development and sale of integrated circuits, or ICs, for the high-speed cloud networking, communications, security appliance, video, monitor and test, data center and computing markets. Our solutions deliver time-to-market, performance, power, area and economic benefits for system original equipment manufacturers, or OEMs. Our primary product line is marketed under the Accelerator Engine name and comprises our Bandwidth Engine and Programmable HyperSpeed Engine IC products, which integrate our proprietary, 1T-SRAM high-density embedded memory and a highly-efficient serial interface protocol resulting in a monolithic memory IC solution optimized for memory bandwidth and transaction access performance. Further performance benefits can be achieved to offload statistical, search or other custom functions using our optional integrated logic and processor elements.

As data rates and the amount of high-speed processing increase, critical memory access bottlenecks occur. Our Accelerator Engine ICs dramatically increase memory accesses per second, removing these bottlenecks. In addition, the serial interface and high-memory capacity reduce the board footprint, number of pins and complexity, while using less power. To complement our Accelerator Engine ICs and utilize our technology we have been developing our Virtual Accelerator Engine, or VAE, product line that leverages our proprietary graph memory engine technology to provide data classification capabilities through the use of high-speed memories. Our VAE products include software, firmware and related intellectual property, or IP, and are hardware agnostic and operate with or without one of our Accelerator Engine IC products.

Our LineSpeed IC product line comprises non-memory, high-speed serialization-deserialization interface, or SerDes I/O, physical layer, or PHY, devices that ensure signal integrity between interfaces which is commonly referred to as clock data recovery, or CDR, or retimer functionality, which perform multiplexing to transition from one speed to another, commonly referred to as Gearbox functionality. These PHY devices reside within optical modules and on networking equipment line cards designed for next-generation Ethernet and optical transport network applications.

The address and phone number of our principal executive offices are MoSys, Inc., 2309 Bering Drive, San Jose, CA 95131, (408) 418-7500.

COVID-19

The full effects of COVID-19 and other potential future public health crises, epidemics, pandemics or similar events are uncertain and could have a material and adverse effect on our business, financial condition, operating results and cash flows.

The global outbreak of the coronavirus disease 2019, or COVID-19, was declared a pandemic by the World Health Organization and a national emergency by the U.S. government in March 2020. This has negatively affected the world economy, disrupted global supply chains, significantly restricted travel and transportation, resulted in mandated closures and orders to “shelter-in-place” and created significant disruption of the financial markets. The extent of the impact on our operational and financial performance will depend on future developments, including the duration and spread of the pandemic and related actions U.S. and foreign government agencies continue to take to prevent disease spread, all of which are uncertain, out of our control and cannot be predicted.

In accordance with applicable U.S. governmental ordinances generally exempting essential businesses and/or critical infrastructure workforces from mandated closures and orders to “shelter-in-place,” we are operating in support of essential products and services, subject to limitations and requirements in applicable state and county orders. We have been complying with county and state orders and have implemented a teleworking policy for our employees and contractors and significantly minimized the number of employees who visit our office. Since the outbreak of COVID-19, while we have experienced increased lead times for wafers, substrates and assembly services, we have experienced minimal impact on our production operations and have been able to satisfy all customer purchase orders timely. However, a facility closure, work slowdowns or temporary stoppage at one of our manufacturing suppliers could occur, which could have a longer-term impact and could delay our production and ability to conduct business and negatively impact our business, financial condition, operating results and cash flows.

If our workforce is unable to work effectively, including because of illness, quarantines, absenteeism, government actions, facility closures, travel restrictions or other restrictions in connection with the COVID-19 pandemic, our operations will be negatively impacted. We may be unable to produce and sell our IC products, and our costs may increase as a result of the COVID-19 outbreak. The impacts could worsen if there is an extended duration of any COVID-19 outbreak or a resurgence of COVID-19 infection in affected regions after they have begun to experience improvement.

The continued spread of COVID-19 has also led to disruption and volatility in the global capital markets. We may be unable to access the capital markets in the future, and additional capital may only be available to us on terms that could be significantly detrimental to our existing stockholders and to our business.

Our Products

Accelerator Engines

Our Accelerator Engine IC products include the Bandwidth Engine, which is targeted for high-performance applications where throughput is critical, and the Programmable HyperSpeed Engine, which combines the features of the Bandwidth Engine with 32 RISC processors to allow user-defined functions or algorithms to be embedded in the Programmable HyperSpeed Engine.

Bandwidth Engine

The Bandwidth Engine is a memory-dominated IC that has been designed to be a high-performance companion IC to packet processors. While the Bandwidth Engine primarily functions as a memory device with a high-performance and high-efficiency interface, it also can accelerate certain processing operations by serving as a co-processor element. Our Bandwidth Engine ICs combine: (1) our proprietary high-density, high-speed, low latency embedded memory, (2) our high-speed serial interface technology, or SerDes, (3) an open-standard interface protocol and (4) intelligent access technology. We believe an IC combining our 1T-SRAM memory and serial interface with logic and other intelligence functions provides a system-level solution and significantly improves overall system performance at lower cost, size and power consumption. Our Bandwidth Engine ICs can provide up to and over 6.5 billion memory accesses per second externally and 12 billion memory accesses per second internally, which we believe is more than three times the performance of current memory-based solutions. They also can enable system designers to significantly narrow the gap between processor and memory IC performance. Our customers that design Bandwidth Engine ICs onto the line cards in their systems will re-architect their systems at the line-card level and use our product to replace traditional memory solutions. When compared with existing commercially available solutions, our Bandwidth Engine ICs may:

•	provide up to four times the performance;
•	reduce power consumption by approximately 50%;
•	reduce cost by greater than 50%; and
•	result in a dramatic reduction in IC pin counts on the line card.

Our Bandwidth Engine 2 IC products contain 576 megabits, or Mb, of memory and use a SerDes interface with up to 16 lanes operating at up to 12.5Gbps per lane. We have been shipping our Bandwidth Engine 2 IC products since 2013. We continue to win new designs for this device family, and expect these products to be our primary revenue source for the foreseeable future.

Our Bandwidth Engine 3 IC products contain 1152Mb of memory and use a SerDes interface with up to 16 lanes operating at up to 25Gbps per lane. Our Bandwidth Engine 3 ICs target support for packet-processing applications with up to five billion memory single word accesses per second, as well as burst mode to enable full duplex buffering up to 400 Gbps for ingress, egress and oversubscription applications. The devices provide benefits of size, power, pin count, and cost savings to our customers.

Our Programmable HyperSpeed Engine IC products further leverage our proven serial interface technology and high-density integrated memory with the processor engine architecture to enable high-speed customizable search, security, and data analysis functions for networking, security, and data center applications, as well as new markets such as video and compute acceleration. The product architecture features 32 search-optimized processor engines, data flow schedulers, and over a terabit of internal access bandwidth. The device leverages our GCI interface technology and high-density integrated memory (1152Mb of 1T-SRAM embedded memory).

QPR

During 2020, we launched a new line of memory ICs, our quad partition rate, or QPR, family of low cost, ultra-high speed SRAM memory devices optimized for FPGA-based systems.

Our QPR memory technology features an architecture that allows for parallel accesses to multiple partitions of the memory simultaneously and allows access of up to 576 bits per read or write cycle. The QPR device includes four independent partitions per input/output and each partition functions as a stand-alone random-access SRAM. The high-performance interface, larger density and the multiple partitions work together to support multiple independent functional blocks within an FPGA with one QPR device. The MoSys MSQ220 and MSQ230 QPR devices are ideally suited for random-access applications. MoSys also offers an optional FPGA RTL memory controller to simplify the interface to its high capacity 567Mb or 1Gb devices. We also offer an RTL memory controller that presents an SRAM-like interface to simplify the QPR design effort.

The target applications are FPGA-based and include a broad range of markets, including test and measurement, 5G networks, router, switching, security, computational storage, database acceleration, Big Data, aerospace and defense, advanced video, high-performance computing, machine learning and AI and other data-driven areas.

LineSpeed Flex PHYs

Our LineSpeed Flex family of 100G PHYs, is designed to support industry standards and includes gearbox, Multi-Link Gearbox, or MLG, and high density CDR/retimer devices designed to enable Ethernet and OTN line card applications to support the latest electrical and optical interfaces.

IP Licensing

1T-SRAM

Historically, we licensed our IT-SRAM memory and SerDes interface technologies on a worldwide basis to semiconductor companies, electronic product manufacturers, foundries, intellectual property companies and design companies. Most of these licensees incorporated our technology into ICs that they sold to their customers, and, in the case of IT-SRAM licenses, pay a royalty to us for each IC shipped that incorporates our technology. Royalty and other revenue generated from our legacy IP agreements represented 13% and 7% of our total revenues for 2020 and 2019, respectively.

Virtual Accelerator Engines

Recently, we announced our new VAE product line that consists of software, firmware and other IP, such as register-transfer level, or RTL, code and utilizes a common application programming interface and common RTL interface to facilitate platform portability. This new product line will include multiple function accelerator platform products, which target specific application functions and will use a common software interface to allow performance scalability over multiple hardware environments. These function accelerator platform products are hardware agnostic and operate with or without one of our Accelerator Engine ICs. For example, our VAE IP can run on a processing unit IC or FPGA that is not attached to a MoSys IC or an FPGA that is attached to a MoSys IC, such as the Bandwidth Engine or Programmable HyperSpeed Engine.

Our initial VAE product is our graph memory engine, or GME, accelerator IP, which is part of our packet classification platform, for performing embedded search and classification of packet headers. A typical use would be an alternative to ternary content-addressable memory, or TCAM, which is a specialized type of high-speed memory that searches its entire contents in a single clock cycle. While TCAMs enable the highest levels of performance, they are monolithic ICs that are limited in capacity and consume large amounts of power. In comparison, our GME IP can be integrated into the existing processor chip or chipset with no additional stand-alone IC required. Our proprietary platform software enables the compilation of TCAM images into graphs for GME processing utilizing a wider range of memory types including DRAM.

We believe the technology will generate new opportunities that require less up-front architectural changes by system designers and provide a scalable capacity and performance roadmap of options using our Accelerator Engine ICs. We began pursuing license opportunities for our VAE products in 2020 and expect to begin achieving production licenses for these products in 2021.

Risk Factors

An investment in our securities is risky. Prior to making a decision about investing in our securities, you should carefully consider the specific risks discussed in our other filings with the SEC, which are incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, any applicable prospectus supplement, or otherwise incorporated by reference in this prospectus. The risks and uncertainties described in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described in the applicable prospectus supplement or our SEC filings or any such additional risks and uncertainties actually occur, our business, results of operations, cash flows and financial condition could be materially and adversely affected. In that case, the trading price of our securities could decline, and you might lose part or all of your investment.

Use of Proceeds

We intend to use the net proceeds for working capital, general corporate purposes (including research and development and sales and marketing, and capital expenditures) and in furtherance of our corporate strategy, which may include investing in, acquiring businesses or technologies, or other strategic transactions to facilitate our long term growth, increase our revenues, and enhance our technology and product offerings. We have not entered into any definitive agreements with respect to any acquisitions or other strategic transactions as of the date of this prospectus supplement. However, the amount and timing of what we actually spend for these purposes may vary and will depend on a number of factors, including our future revenue and cash generated by operations and the other factors described in “Risk Factors.” Accordingly, our management will have discretion and flexibility in applying the net proceeds of this offering. Pending use of the net proceeds as described above, we intend to invest the net proceeds in money market funds and investment-grade debt securities.

The amounts we plan to spend on each area of our operations, including capital expenditures, as well as the timing of any expenditures, are determined by internal planning and budgeting processes, and may change over time. Pending such uses, the net proceeds of this offering will be invested according to a cash management policy adopted by our board of directors and focused on preservation of capital.

Dilution

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities sold by us in a primary offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;
•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and
•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

General Description of Securities That We May Sell

We may offer and sell, at any time and from time to time:

•	shares of our common stock, par value $0.001 per share;
•	shares of our preferred stock, par value $0.01 per share;
•	warrants to purchase any of the other securities that may be sold under this prospectus;
•	units comprised of one or more of the other securities described in this prospectus;
•	subscription rights to purchase one or more of the other securities described in this prospectus; or
•	any combination of these securities.

The terms of any securities we offer will be determined at the time of sale. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.

Description of Capital Stock

General

The following description of our capital stock and provisions of our certificate of incorporation and bylaws is a summary only and not a complete description.

Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

At June 30, 2021, 8,660,382 shares of our common stock were outstanding and held of record by five stockholders. The actual number of stockholders is significantly greater than this number of record stockholders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of stockholders of record also does not include stockholders whose shares may be held in trust by other entities.

Each holder of our common stock is entitled to:

•	one vote per share on all matters submitted to a vote of the stockholders;
•	dividends as may be declared by our board of directors out of funds legally available for that purpose, subject to the rights of any preferred stock that may be outstanding; and
•

his, her or its pro rata share in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock in the event of liquidation.

Holders of common stock have no cumulative voting rights, redemption rights or preemptive rights to purchase or subscribe for any shares of our common stock or other securities. All of the outstanding shares of common stock are fully paid and nonassessable.  The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors has the authority, subject to any limitations prescribed by Delaware law, to issue shares of preferred stock in one or more series and to fix and determine the relative rights and preferences of the shares constituting any series to be established, without any further vote or action by the stockholders. Any shares of our preferred stock so issued may have priority over our common stock with respect to dividend, liquidation and other rights.

Our board of directors may authorize the issuance of our preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Although the issuance of our preferred stock could provide us with flexibility in connection with possible acquisitions and other corporate purposes, under some circumstances, it could have the effect of delaying, deferring or preventing a change of control.

Antitakeover Effects of Provisions of Our Certificate of Incorporation and Bylaws and of Delaware Law

Certain provisions of our charter documents and Delaware law could have an anti-takeover effect and could delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might otherwise result in a premium being paid over the market price of our common stock.

Bylaws.  Our bylaws provide that special meetings of stockholders may be called only by our chairman of the board, our chief executive officer, a majority of the total number of authorized directors or any individual holder of 25% of the outstanding shares of common stock. These provisions could delay consideration of a stockholder proposal until the next annual meeting. Our bylaws provide for an advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders.  In addition, under our bylaws newly created directorships resulting from any increase in the number of directors or any vacancies in the board resulting from death, resignation, retirement, disqualification, removal from office or other cause during a director’s term in office can be filled by the vote of the remaining directors in office, and the board is expressly authorized to amend the bylaws without stockholder consent. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.

Delaware Anti-Takeover Statute.  Section 203 of the Delaware General Corporation Law, or DGCL, generally prohibits a publicly-held Delaware corporation from engaging in an acquisition, asset sale or other transaction resulting in a financial benefit to any person who, together with affiliates and associates, owns, or within three years did own, 15.0% or more of a corporation’s voting stock. The prohibition continues for a period of three years after the date of the transaction in which the person becomes an owner of 15.0% or more of the corporation’s voting stock, unless the business combination is approved in a prescribed manner. The statute could prohibit, delay, defer or prevent a change in control with respect to our company.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than our common stock which is traded on Nasdaq.  If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors.  While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, any such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice.  Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities.  We have no current plans for listing the preferred stock, warrants or subscription rights on any securities exchange or quotation system.  Any such listing with respect to our preferred stock, warrants or subscription rights will be described in the applicable prospectus supplement or other offering materials, as the case may be.

Transfer Agent

The transfer agent and registrar for our common stock is Equiniti Trust Company.

Description of Warrants

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and any related warrant agreements and warrant certificates. While the terms we have summarized below will apply generally to any warrants we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement, which may differ from the terms we describe below.

General

We may issue, together with other securities or separately, warrants to purchase shares of our common stock or our preferred stock. We may issue the warrants directly to the purchasers of the warrants or under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. A warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement will describe the following terms, where applicable, of warrants that we may offer:

•	the title of the warrants;
•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;
•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;
•	the price or prices at which the warrants will be issued;
•	the aggregate number of warrants;
•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;
•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased, including provisions for adjustment of the exercise price of the warrant;
•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;
•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;
•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;
•	the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire; and
•	the maximum or minimum number of warrants which may be exercised at any time.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase the number of shares of common stock or preferred stock at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights of Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrants.

Description of Units

We may, from time to time, issue units comprised of one or more of the other securities described in this prospectus in any combination. A prospectus supplement will describe the specific terms of the units offered under that prospectus supplement, and any special considerations applicable to investing in those units. You must look at the applicable prospectus supplement and any applicable unit agreement for a full understanding of the specific terms of any units. We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement and incorporated documents. The terms of any units offered under a prospectus supplement may differ from the terms described below.

General

We may issue units consisting of common stock, preferred stock, warrants or any combination thereof in such amounts and in such numerous distinct series as we determine. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

We will describe in the applicable prospectus supplement and any incorporated documents the terms of the series of units, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any unit agreement under which the units will be issued; and
•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock - Common Stock,” “Description of Capital Stock - Preferred Stock” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock or warrant included in each unit, respectively.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit, without the consent of the related unit agent or the holder of any other unit, may enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

Description of Subscription Rights

We may issue subscription rights to purchase shares of our common stock, preferred stock or warrants. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering.  In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;
•	the exercise price payable for each security upon the exercise of the subscription rights;
•	the number of subscription rights issued to each stockholder;
•	the number and terms of the securities that may be purchased pursuant to each subscription right;
•	the extent to which the subscription rights are transferable;
•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;
•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and
•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC, if we offer subscription rights.

Plan of Distribution

We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers, including our affiliates, through agents, or through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;
•	the names of any underwriters, dealers or agents;
•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;
•	the net proceeds from the sale of the securities;
•	any delayed delivery arrangements;
•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•	any public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers;
•	any commissions paid to agents; and
•	any market or securities exchange on which the securities offered in the prospectus supplement may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale of any of these securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in any prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell these securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly, and not through underwriters or agents. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, or the Securities Act, with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Issuance Pursuant to Certain Warrant Exercises

We may also offer and sell our common stock or preferred stock upon the exercise of warrants issued by us, pursuant to the exemption from the registration requirements provided by Section 3(a)(10) of the Securities Act, in connection with a settlement of litigation against us. No underwriter would be used in connection with such offer and sale of common stock or preferred stock or the exercise of such warrants. We would issue the shares of our common stock or preferred stock directly to the holders of such warrants, upon the exercise of such warrants, from time to time. We will describe the terms of any such offers, sales and warrants in a prospectus supplement.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Experts

The consolidated financial statements of MoSys, Inc. as of December 31, 2020 and for the year then ended incorporated in this prospectus and elsewhere in the registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2020, have been so incorporated in reliance on the report of Weinberg & Company, P.A. an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of MoSys, Inc. as of December 31, 2019 and for the year then ended incorporated in this prospectus and elsewhere in the registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2020, have been so incorporated in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Legal Matters

The validity of the issuance of shares of any securities offered hereby will be passed upon for us by Mitchell Silberberg & Knupp LLP, New York, New York.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. Our website is located at www.mosys.com. Through links on the “Investors” portion of our website, we make available free of charge all reports, any amendments to those reports and other information filed with, or furnished to, the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such material is made available through our website as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The information contained on or that can be accessed through our website does not constitute part of this prospectus, except for reports filed with the SEC that are specifically incorporated herein by reference.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all of the information included in the registration statement. Forms of any indenture or other documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or will be filed through an amendment to our registration statement on Form S-3 or under cover of a Current Report on Form 8-K or other filed document and incorporated into this prospectus by reference. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. The full registration statement, including exhibits thereto, may be obtained from the SEC or us as indicated above.

Incorporation by Reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information that is either incorporated by reference, or contained in, this prospectus and will be considered a part of this prospectus from the date those documents are filed. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 18, 2021;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the SEC on May 13, 2021;
•	our Current Reports on Form 8-K, filed with the SEC on May 26, 2021, June 4, 2021 and June 7, 2021; and
•

the description of our capital stock set forth in our Registration Statement on Form 8-A, filed with the SEC on June 26, 2001, as amended by Amendment No. 2 to Registration Statement on Form 8-A/A, filed with the SEC on November 12, 2010, Amendment No. 3 on Form 8-A/A, filed on July 27, 2011, and Amendment No. 4 on Form 8-A/A, filed on May 24, 2012.

In addition, all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of filing the registration statement that includes this prospectus and prior to the filing of a post-effective amendment to the registration statement containing this prospectus, which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the respective dates of filing of such documents.  However, we are not incorporating by reference, in each case, any information or documents that are deemed to be furnished and not filed in accordance with SEC rules, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

MoSys, Inc.

2309 Bering Dr.

San Jose, CA 95131

(408) 418-7500

Attention: Chief Financial Officer

We will not, however, send exhibits to these documents unless the exhibits are specifically incorporated by reference in those documents or deemed to be incorporated by reference in this prospectus.  In addition, you may obtain a copy of these filings from the SEC as described above in the section entitled “Where You Can Find More Information.”

1,300,000 Shares of Common Stock

Pre-Funded Warrants to Purchase up to 1,150,000 Shares of Common Stock

Up to 1,150,000 Shares of Common Stock underlying such Pre-Funded Warrants

PROSPECTUS SUPPLEMENT

November 28, 2022